Assets Transfer Agreement for Pucheng 12000 KW Biomass Power Generation Project Phase II

This agreement is signed on September 5, 2013 in Xi’an, Shaanxi between Pucheng Xin Heng Yuan Biomass Power Generation Co., Ltd. and Xi’an TCH Energy Technology Co., Ltd.

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Assets Transfer Agreement for Pucheng 12000 KW Biomass Power Generation Project Phase II

Transferor: Pucheng Xin Heng Yuan Biomass Power Generation Co., Ltd. (hereinafter referred to as Transferor)

Legal Representative: Xueyi Dong

Transferee: Xi’an TCH Energy Technology Co., Ltd (hereinafter referred to as Transferee)

Legal Representative: Guohua Ku

This agreement is the final official agreement based on the Letter of Intent for Technical Transformation signed on May 18, 2013 between two parties.

Whereas

1. The Transferor is a limited liability company established and existed under the laws of People’s Republic of China.

2. The Transferee is a limited liability company established and existed under the laws of People’s Republic of China.

3. Through amicable negotiation, Parties entered the Letter of Intent for Technical Transformation on May 18, 2013. The Transferor owns a thermal power plant and agrees to cooperate with the Transferee to reform the thermal power plant into a biomass power plant. After transformation, the biomass power plant will be transferred to the Transferee. Both parties will complete the asset transfer according to the letter of intent.

4. Parties have completed the transformation in accordance with the technical plan provided by the Transferee. The power plant has met requirements for a biomass power generation plant and equipment runs properly.

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Item One Definition

Unless otherwise specified in this agreement, the terms are defined as follows:

1. Transferred assets: all assets stipulated in Exhibit A of this agreement—Assets Transfer List.

2. Working Days: Monday to Friday of every week, excluding public holidays of China.

3. Effective Day: the date when this agreement comes into legal force.

4. Signature Date: the date when Parties sign or seal the agreement.

5. Closing Day: the day on which the Transferor transfers the assets and ownership to the Transferee, that is, the effective date of this agreement.

6. Chinese Law: applicable laws, regulations, orders, notices, and rules that are promulgated by the Chinese government and its agencies on or before the effective date of this agreement.

Item Two Asset Transfer

1. The Transferor agrees to transfer all assets stipulated on Exhibit A of this agreement—Assets Transfer List to the Transferee.

2. The Transferee agrees to accept the transferred assets from the Transferor according to this agreement.

3. All assets under this agreement shall be transferred to the Transferee on the Closing Day.

4. The Transferee will become the only legal owner of the transferred assets and assumes all rights and obligations from the Closing Day, unless otherwise specified.

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Item Three Transfer of Assets

Parties agreed that the assets and their ownership to be transferred are all listed on the exhibit of this agreement. Any contracts, agreements, rights and responsibilities in the agreements between Transferor and any third parties that relate to the transfer assets and their debt and credit relationship are not included. The Transferor shall assume such responsibilities to the third party by itself and protect and ensure Transferee is free from these liabilities and responsibilities. Parties agree, the Transferee will not assume any debt, liability, account receivable, bank loan, government tax or fee or any other mortgages on the transfer assets.

Item Four Others

1. If Transferor has purchased any type of insurance for the transfer assets, and such insurance is still valid upon the closing date, then Transferor shall change the insurer and beneficiary person on the insurance policy to Transferee within 5 working days of the Closing Date, and provide the original insurance policy to Transferee. The Transferee shall receive all the benefit and income from the insurance policy from the closing date.

2. Transferor promise, upon and after the closing date, if Transferor acknowledges any business information directly relates to the business that Transferee is operating, Transferor shall first and immediately provide such business information to the Transferee.

Item Five Price, Time and Method of Payment

Based on the construction and transfer price for biomass power plants with the same capacity on the current market, and the assets condition and transformation cost for the original thermal power plant of the Transferor, Parties agreed that the transfer price is RMB 100 million in total (including RMB 32 million for transformation cost prepaid by the Transferor as described in the letter of intent). Parties agreed that the payment shall be made by issuing common stock shares by the parent company of Transferee, China Recycling Energy Corporation (CREG) to the Transferor at the price of $1.87 per share as the payment for assets transfer.

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1. The Transferee shall issue 8,766,547 common stock shares of CREG (the "Shares") as payment to the Transferor within ten working days upon the Closing Date when the assets are transferred to the Transferee. Both parties agree that the exchange rate for USD to RMB for the agreement and the payment is 1:6.1.

2. The Transferee shall complete all procedures for the issuance of shares, and the Transferor shall provide required documents.

3. The Transferee agrees to urge its U.S. parent company CREG to register all the Shares with SEC in the Form S-3 in a reasonable amount of time. If Transferee’s parent company is not eligible for Form S-3 registration for any reason, then it shall provide the Transferor the piggy back registration rights for Form S-1 registration statement.

Item Six Representation, Warrant and Covenants of the Transferor

Transferor represents and warrants to the Transferee:

1. The Transferor is a Chinese legal business entity with good standing.

2. Transferor has lawful and full ownership rights to the transfer assets and has the rights to execute this agreement and transfer the assets. The transfer assets or their related rights and beneficiaries are free of any mortgage, lien, pledge, restrictions or claims from any third parties as well as free from any court judgment or verdict by arbitration commissions or any other defects. Transferee shall have all the lawful ownership rights of the transfer assets upon the effective date of this Agreement, including but not limited to possession, use, beneficial and disposal rights of the transfer assets. The transfer assets are not to be confiscated or detained under Chinese law or by any third person or be imposed with any mortgage, lien, pledge or any other forms of obligations.

3. Transferor warrants, as to the effective date of this Agreement, Transferor has not infringed any third party’s patents, copy rights, trademark intellectual property rights or any other property rights with regard to the transfer assets, and there is no third party has made any claims for these rights. Upon and after the closing date, the exercise of the transfer assets rights by Transferee will not infringe any third party’s patents, copy rights, trademark intellectual property rights or any other property rights.

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4. As to the effective date of this Agreement, Transferor has notified all third parties that are related to the transfer assets with regard to the transfer.

5. Transferor didn’t make any promises, agreements or arrangements that could create or cause any mortgage, lien, pledge or any other rights on the transfer assets which will benefit any third party on or after the closing date,.

6. As to the closing date of this Agreement, Transferor hasn’t acknowledged any claims or requests from any third party regarding to any part of the transfer assets which could have negative impact on Transferee’s rights, nor has it had any direct or indirect disputes, litigation or arbitration related to the transfer assets.

7. Transferor has disclosed to Transferee all the information related to the transfer assets that Transferee needs to know for the daily operation of the transfer assets, and hasn’t withheld any information the disclosure of which might affect the execution of this Agreement.

8. Transferor shall deliver the transfer assets list to Transferee on the date of signature date of this Agreement.

The above representations, warrants and covenants have the effect of tracing to the effective date of this Agreement and will keep effect after the signature date of this Agreement.

Item Seven Representations, Warrants and Covenants of the Transferee

1. Transferee is a legally incorporated and existing legal entity under Chinese Laws.

2. Transferee has the full rights to conduct the assets transfer under this Agreement and has obtained any authorization to execute and perform this Agreement. Transferee’s board of directors have approved the assets transfer under this Agreement by its resolution.

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3. Make the payments to Transferor according to the terms of this Agreement.

Item Eight Other Items

1. Parties agree, based upon the principle of honesty and trust, Transferor shall complete the assets transfer process within three working days of the signature date of this Agreement.

2. Transferor agrees to complete any other matters, including but not limited to sign or have any third party to sign any documents or application, or obtain any approval consent or permit, or complete any registration or filing before the closing date. Parties further agree, upon the execution of this Agreement, to make supplement agreements before the closing date, so the transaction could be completed. The supplement agreement shall be an integrated part of this Agreement.

Item Nine Liabilities for Breach

1. Any party’s breach of its representation, warrants and covenants or any other terms of this Agreement will be consider as a breach of the Agreement. The breaching party shall pay full and adequate compensation to the other party, including but not limited to the legal fees of another party due the breach (including but not limited to the professional consulting fees) and lawsuits with any third party or compensation to any third party (including but not limited to the professional consulting fees).

2. On and after the closing date, if there are any disputes or debts related to the transfer assets which Transferor didn’t disclose to Transferee on or before the closing date, Transferor shall try its best to solve it to avoid any damages to the Transferee and the transfer assets. If such disputes or debts cause any loss to the Transferee or the transfer assets, Transferor shall compensate Transferee for all losses.

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Item Ten Dispute Resolution

1. Disputes arising from the execution of this agreement or in connection with this agreement shall be settled by both parties through amicable negotiation. If consensus cannot be resolved, either party may, according to the agreement, submit a complaint to China International Economic and Trade Arbitration Commission Beijing Branch, which will arbitrate the compliant in accordance with its current effective rules. The arbitration award shall be final and binding in both parties.

2. During the arbitration, except the matters or obligations in dispute submitted to arbitration, both parties shall continue to fulfill the other undisputed liabilities of this agreement.

Item Eleven Entire Agreement

According to Chinese law, if any terms are considered invalid by Arbitration Commission, the validity of other terms of this Agreement shall not be affected.

Item Twelve Applicable Law

Any issues relating to the execution, effectiveness, interpretation, performance and disputes of this Agreement shall be governed by Chinese laws.

Item Thirteen Agreement Rights

Without written consent by another party, no party shall transfer its rights and obligations under this Agreement to any other party.

Item Fourteen Taxes

Parties agree any taxes or fees required for each party by the Chinese laws due to its performance of this Agreement shall be assumed by such party itself. If the taxes or fees are required to be assumed by both parties, the parties shall split it equally.

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Item Fifteen Force Majeure

1. Force Majeure is the event that could not be controlled, foreseen or even is foreseen but could not be avoided, and such event prevents, delays or affects any party of the Agreement to perform all or part of its obligation. Such event includes but not limited to earthquake, typhoon, flood, fire or any other natural disaster, war, riot, strike or serious epidemic decease or other similar events.

2. If there is a force majeure event, the party suffering such event shall notify the other party by the fastest possible measure, and it shall provide supporting evidences within 15 days with details and reasons why such party cannot perform all or part of its obligation or needs to delay its performance, then the Parties shall consult whether to delay the performance of this Agreement or terminate this Agreement.

Item Sixteen Exhibits

All the exhibits of this Agreement are integrated parts of this Agreement and have same legal effect.

Item Seventeen Copies

This Agreement is written in Chinese. There are two original copies and each party holds one copy. Each original copy has same legal effect.

Item Eighteen Others

1. Any notice from one party to another in connection with this Agreement shall be in written format and sent by personal delivery, fax, telex or mail. If the notice is sent by personal delivery, it is considered as delivered when it is sent to the other party’s mailing address and signature demonstrating receipt has been obtained. If it is sent by fax or telex, it is considered as delivered when the sender received the sent answer report from the machine; if it is sent by registered mail, it is considered as delivered on the 5th working days after the mailing out date.

2. Any change to this agreement shall be agreed upon in writing by both parties before it could take effect. Any change and supplement to this Agreement is an integrated part of this Agreement.

3. Any party fails to or delays to exercise its rights or benefits under this Agreement should not be considered as the waiver of such rights. Also, the partial non-exercise of such rights should not prevent such party from exercising such rights or benefits in the future.

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4. The rights or remedies under this Agreement are cumulative and don’t eliminate other rights and remedies provided by Chinese Laws or provided by laws, regulations or other legally enforceable measures and documents from Chinese government after the closing date.

5. Parties confirm that this Agreement will take effect upon the Parties or their representatives’ execution of this Agreement.

Parties have signed this assets transfer agreement for the 12000 KW biomass power generation project of Pucheng II and acknowledge holding a fully executed copy of this agreement.

Transferor: Pucheng Xin Heng Yuan Biomass Power Generation Co., Ltd.

Authorized Representative: __________________

Transferee: Xi’an TCH Energy Technology Co., Ltd.

Authorized Representative: ___________________

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Exhibit A

Assets Transfer List

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